UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2014
AMERITYRE CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	000-50053	87-0535207
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

1501 Industrial Road, Boulder City, Nevada  89005
(Address of principal executive office)

Registrant's telephone number, including area code: (702) 293-1930

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES

On December 13, 2013, the Board of Directors approved a resolution designating 2,000,000 shares of preferred stock, $0.001 par value, as 2013 Series Convertible Preferred Stock (the “2013 Series Shares”).  On December 18, 2013, the Company filed a Certificate of Designation with the Nevada Secretary of State for the 2013 Series Convertible Preferred Stock.  The Certificate of Designation was approved by the Nevada Secretary of State on December 19, 2013.  The 2013 Series Shares have voting rights only on any matters directly affecting the rights and privileges of the 2013 Series Shares.  The 2013 Series Shares have liquidation preference amounting to a return of the initial par value per share only, with no further participation in any distributions to other shareholders.  Any issued 2013 Series Shares will convert to the Company’s common stock at a ratio of ten shares of common stock for each share of the 2013 Series Shares (1) at any time at the election of the holder; or (2) automatically on the date that is six years after the date of original issuance of the shares.

The 2013 Series Shares were offered and sold in reliance on the exemption from registration under Securities and Exchange Commission Rule 506, Regulation D.  As of the close of the private placement on April 8, 2014, the Company had received cash deposits and issued a stock certificate for the purchase of all 2,000,000 of the 2013 Series Shares.  As of this filing, proceeds from the private placement of the 2013 Series Shares were $1,981,960, net of issuance costs of $18,040.  No underwriter participated in the placement and no commissions were paid.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

The following is furnished as an exhibit to this report:

Exhibit Number	Title of Document	Location

4	Instruments Defining the Rights of Security Holders
4.01	Designation of Rights, Privileges, and Preferences of 2013 Series Convertible Preferred Stock filed December 18, 2013	Attached

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  April 11, 2014

AMERITYRE CORPORATION

By: /s/ Timothy L. Ryan Timothy L. Ryan Chairman of the Board	By: /s/ L. Wayne Arnett L. Wayne Arnett
By: /s/ John J. Goldberg John J. Goldberg	By: /s/ Glenn D. Bougie Glenn D. Bougie